Exhibit 99.1

Skillsoft Appoints Art Gilliland to Board of Directors

Cybersecurity CEO and enterprise software leader brings deep expertise in governance, risk, and AI-driven transformation

BOSTON – March 31, 2026 – Today, Skillsoft (NYSE: SKIL), a leading AI-native skills management platform built for the human + AI era, announced that Art Gilliland has joined its Board of Directors, effective March 25, 2026.

Mr. Gilliland is Chief Executive Officer of Delinea, a leader in identity security, and brings more than 25 years of experience leading global enterprise software and cybersecurity businesses. He previously led the Symantec Enterprise Division at Broadcom, where he oversaw integration and operations following its acquisition, and has held senior leadership roles at Skyport Systems, HP, and Symantec.

Mr. Gilliland brings seasoned board-level leadership and operational judgment shaped by experience advising and leading technology organizations through complex market transactions, regulatory scrutiny and large scale transformations. His background overseeing security-centric enterprise platforms adds strategic depth to Skillsoft’s Board as the company balances innovation with disciplined oversight and long-term value creation.

“Art is a proven CEO with deep expertise across cybersecurity, enterprise software, and AI, bringing a unique combination of leadership and technical perspective that aligns closely with where we are taking Skillsoft,” said Ron Hovsepian, Chief Executive Officer and Executive Chairman of Skillsoft. “His experience scaling enterprise businesses and operating at the intersection of technology and AI, combined with his independence as a director, will be invaluable as we continue to advance our platform and drive long-term growth.”

“As AI fundamentally reshapes how work gets done, questions of trust, access, and accountability are becoming core leadership concerns,” said Mr. Gilliland. “Skillsoft is uniquely positioned to help organizations build not only critical skills, but also the decision-making frameworks needed to navigate this complexity responsibly. I am looking forward to supporting the team as they extend their leadership in the AI-native workforce transformation and drive the company’s next phase of growth.”

About Art Gilliland

A 25-year veteran of the cybersecurity industry, Art has a proven track record of success in the global, enterprise software industry. Art is currently serving as the CEO of Delinea, a leader in identity security, enabling enterprises to secure human, machine, and AI identities across on premises, multi-cloud and dynamic environments. Prior to Delinea, Art was the Senior Vice President and General manager of the Symantec Enterprise Division of Broadcom reporting to the CEO, where he led the integration and business operations post-acquisition. He also served as the Executive Vice President and General Manager of Enterprise Security Business. Prior to Symantec, Mr. Gilliland served as president and CEO of Skyport Systems, a SaaS managed secure infrastructure provider that was acquired by Cisco Systems. Before Skyport, Mr. Gilliland contributed in senior roles at HP, Symantec, IMlogic, and Exchange solutions. Recognized as an information security expert, Art holds several key patents in security. Mr. Gilliland has also served as a member of the Board of Directors of OneSpan (OSPN) and as a member of the Board of Directors of Gigamon. He is also a member of Forbes Technology Council and a member of The Wall Street Journal Leadership Institute. Mr. Gilliland earned a bachelor’s degree in Economics from Carleton College and a Master’s of Business Administration from Harvard Business School.

About Skillsoft

Skillsoft (NYSE: SKIL) is a global leader in AI-native skills management for the human + AI era. By unifying learning, real-time skills intelligence, and workforce insights, Skillsoft helps enterprises build their Skillforce™ — humans and AI working together to drive measurable business outcomes. Through personalized, interactive learning across leadership, technology, and compliance, Skillsoft enables organizations to close critical skill gaps and accelerate transformation. Skillsoft is trusted by thousands of organizations worldwide, including 60% of the Fortune 1000, and supports a global community of more than 105 million learners. Learn more at skillsoft.com.

Investors
Ross Collins
SKIL@alpha-ir.com

Media

Vito Gallo

vito.gallo@skillsoft.com